Exhibit 10.24

INDIVIDUAL EMPLOYMENT AGREEMENT FOR AN UNDETERMINED LENGTH OF TIME Executed by                         , on his own behalf, (“The Employee”); and by INNOPHOS SERVICIOS DE MEXICO, S. de R.L. de C.V., represented by                                         , in his capacity as Human Resources and Communication Director (“The Employer”). To facilitate the construction of this Agreement, they offer the following:

RECITALS

I.- The Employee represents:

(a).- That his name is as indicated above

(b).- That he is originally from:

(c).- That he was born on:

(d).- That his nationality is:

(e).- Marital status:

(f).- Gender:

(g).-That his private residence is located at:

II.- “The Employer” represents that:

(a).- It is a business corporation, duly incorporated in accordance with Mexican law.

(b).- That its domicile is located at Insurgentes Sur # 1971, Torre 3, 6° piso, Col. Guadalupe Inn, Mexico City, Federal District, C.P. 01020.

(c).- That its activities include providing specialized professional consultancy services on administrative, operational and legal, commercial, financial, tax and accounting matters.

In accordance with these recitals and to obtain the parties’ objectives, the Individual Employment Contract for an Undetermined Length of Time is subject to the following:

ARTICLES

ONE.- Each of the contracting parties expressly recognizes the character of the other party for all ensuing legal purposes.

TWO.- “The Employee” affirms that he has sufficient expertise and capacity, as well as the experience and interest, needed to perform the requested work.

THREE.- “The Employer” states that it has the legal powers required to assume the obligations set forth in this agreement.

FOUR.- This Contract is executed for an Undetermined Length of Time and may be amended, rescinded or terminated only in the cases set forth in the Federal Labor Law.

FIVE.- “The Employee” undertakes to execute his personal work with the intensity, care and conscientiousness appropriate for the position, and under the management and supervision of “The Employer,” as well as to abide by the orders and instructions that he receives in all matters concerning the work. The work will consist precisely of the activities that are set forth and are inherent to the position of                                                              , position that is assigned to the Department of the                                          with cost center                                          . It is hereby expressly indicated that this description of activities is inclusive and not exclusive, inasmuch as the employee will be required to deal with any activity related to his main duties, even if such activities need to be performed away from the company’s domicile, which is located at Insurgentes Sur # 1971, Torre 3, 6° piso, Mexico City, Federal District, C.P. 01020. In all of his actions, the Employee will always abide by the orders of his superiors. In addition, “The Parties” agree that, when for administrative reasons or reasons related to the conducting of the activity or provision of services contracted The Employee needs to perform his services in another location, he will go to the place indicated to him by “The Company.” Moreover, the parties agree that in the future “The Employee” may hold any other position to which the “The Company” appoints him, provided that such appointment does not entail a lower salary.

SIX.- The duration of the work shift will be forty hours, and these hours may be broken down in accordance with paragraph two of Article 59 of the Federal Labor Law. “The Employee” is required to abide by the work schedule that “The Company” establishes, which preferably will be from Monday through Friday.

SEVEN.- In exchange for the personal dependent services performed by the employee, “The Employer” undertakes to pay him the monthly amount of: $                            . The payment of the salary will be made at the company’s domicile on the             th day of each month, in the case of “The Employee.” The amount indicated above includes the proportion corresponding to the sixth and seventh days of the week and obligatory days off. From the aforementioned salary, “The Employer” will make, on behalf of “The Employee,” the corresponding legal deductions, particularly those related to Taxes, Social Security, Union Dues, among others. Similarly, the required contributions to and registration with the IMSS, INFONAVIT, SAR (AFORE) and SAT (SHCP) will be made, in accordance with the respective laws.

EIGHT.- “The Employee” will have two days off for each five days of work, and it is agreed that said days will preferably be Saturday and Sunday.

NINE.- The following are obligatory days off: January 1; the first Monday of February, the third Monday of March and the third Monday of November, in commemoration of the Day of the Constitution, Anniversary of the Birth of Benito Juárez and Anniversary of the Revolution, respectively; September 16; December 1 each six years, when the power of the federal executive branch is transferred; December 25; and any days determined by federal and local electoral laws, in the case of the holding of ordinary elections, in accordance with Article 74 of the Federal Labor Law.

TEN.- “The Employee” will have an annual vacation period consisting of the days set forth in the following table. In all cases, a vacation bonus of             % of the daily salary (taking into account the sixth and seventh days) for each day of vacation will be paid, as follows:

1 to 4 years	15 vacation days
5 to 24 years	20 vacation days
25 to 29 years	22 vacation days
30 or more years	24 vacation days

ELEVEN.- “The Employee” will receive an annual Christmas bonus consisting of:              days of his daily salary, without taking seniority into account. At the end of this Contract, “The Employee” will receive the prorated payment of his vacation and Christmas bonus, respectively.

TWELVE.- “The Employer” undertakes to provide training in accordance with Title Four, Chapter III Bis, of the Federal Labor Law. For his part “The Employee” undertakes to abide by the information provided in the training courses given by the Mixed Commission and approved by the Ministry of Labor and Social Welfare, in accordance with Articles 153 A, 153 B, 153 I and other corresponding articles of the Labor Law.

THIRTEEN.- Both parties state that they are familiar with their obligations and restrictions —that is, in the case of “The Employer,” Articles 132 and 133 of the Federal Labor Law, and in the case of “The Employee,” Articles 134 and 135 thereof.

FOURTEEN.- “The Employee” states that he is familiar with, understands and applies the general rules on workplace procedures and safety applicable to him, and that he performs his work with the needed intensity, care and conscientiousness and in the required manner, time and place.

FIFTEEN.- “The Employee” is required to undergo the medical texts or examinations that he is periodically requested to undergo.

SIXTEEN.- “The Employee” states that his address is as given in             , subsection             , of this Contract. In the event the Company decides to rescind this Contract, the Employee requests the Company to give him notice of the rescission at said address; hence, any notice served in accordance with these terms will have the same effects as if it had been served on him personally.

SEVENTEEN.- The company expressly recognizes that the Employee’s seniority is calculated starting on                             .

EIGHTEEN. Both parties agree that “The Employer” will provide the “The Employee” with the work tools needed for his correct and proper fulfillment of the obligations covered by this contract. In addition, “The Employee” hereby undertakes to sign all documents that “The Employer” requests that he sign and will document the delivery of said work tools, which “The Employee” undertakes to use with care and to return to “The Employer” at the end of the employment relationship. In addition, “The Employee” recognizes that said work tools do not constitute an employment benefit, since they are given to him as work tools for the proper performance of his work.

NINETEEN.- “The Employee” recognizes than before the execution of this Contract, “The Employer” has developed and acquired technical information, expertise, information on the manufacturing, marketing and sale and use of The Employer’s products or services, which give “The Employer” technical, economic or competitive advantages (the “Industrial Secrets”). In addition, “The Employee” recognizes that “The Employer” has taken and continues to take all appropriate measures required to maintain the confidentiality of said Industrial Secrets. Based on this, “The Employee” accepts and agrees that any Industrial Secrets that are revealed to him will be treated as confidential and maintained as such and undertakes to not disclose them to any entity or third person. The Industrial Secrets will be used by “The Employee” only as part of and for the purposes of his duties. In addition, “The Employee” agrees that any disclosure of the Industrial Secrets to a third person will be made only to the extent that such disclosure consists of “necessary knowledge” and provided that said person agree, in writing, to maintain the disclosed Industrial Secrets confidential at least in accordance with the terms set forth in this Contract and provided that said person is informed of the confidentiality obligations contained herein. “The Employee” expressly recognizes that a breach of this article automatically benefits The Employee and/or a third party and/or causes irreparable harm to The Employer.

TWENTY.- In addition to the provisions of the Preceding article, “The Employee” acknowledges that under this Agreement he will have access to certain Confidential Information (as defined below) of “The Employer,” its parent company, subsidiaries, affiliates or related companies. “The Employee” undertakes to not disclose or disseminate Confidential Information to any person or entity, or to use it or modify the use thereof, or to reproduce it directly or indirectly in any manner or for any purpose person or entity, without the prior, written consent of “The Employer,” unless he needs to take such action to comply with his obligations under this Contract. Said obligation will subsist for the term of this Contract and throughout the year following the termination thereof (the “Restrictive Period”).

Upon the termination of this Agreement for any reason, “The Employee” undertakes to deliver to “The Employer” all Confidential Information and information relative to the services provided, or any information created or obtained by “The Employee” while performing his services for “The Employer.”

For the purposes of this Contract, “Confidential Information” is understood as all commercialization and marketing plans and other business plans, business methods, pricing processes, purchases, licenses, contracting, lists of and information regarding executives, suppliers and clients, financial information, technological developments, manufacturing processes, software, and any manufactured devices or products used, developed or researched by “The Employer,” its parent company, subsidiaries, affiliates or related companies, its shareholders, officers, executives or agents that is not an “Industrial Secret” and not known or available to the competitors of “The Employer.”

The terms of this Contract will be considered Confidential Information of “The Employer” and, for this reason, “The Employee” undertakes to not disclose them to any third parties.

A breach of the provisions of this article will give rise to the rescission of this Contract with no liability for “The Employer.”

TWENTY-ONE.- The parties agree that matters not set forth in this Contract will be governed by the Mexican Federal Labor Law applying to general matters, and for its construction, compliance, execution and fulfillment they expressly submit to the competence and jurisdiction of the corresponding Conciliation and Arbitration Board.

Once this Individual Employment Contract had been read aloud and its entirety, the parties to it, knowing its scope and legal consequences, ratified and signed duplicate copies thereof in witness of their intention to assume binding obligations in the terms stated therein, on this day. This contract has been executed in Mexico City, Federal District, on                             .

Employer	Employee

INNOPHOS SERVICIOS DE MÉXICO, S. DE R.L. DE C.V. ING.	NAME-

TAX IDENTIFICATION CARD

Name:

Address:

Telephone:

Gender:

In case of accident, please notify:

Relationship:

I undertake to:

(a)	Inform the company of any change in personal issues that might require an amendment to this Contract, such as my: marital status, address, telephone, etc.
(b)	Promptly inform the company of any obligation that I have assumed and which the company is responsible for fulfilling.